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                                                                  EXHIBIT 10.13


                              EMPLOYMENT AGREEMENT

1. PREAMBLE

     AGREEMENT made this __th day of October, 1995, between University Bank, a Michigan Banking Corporation, its main offices at 209 East Portage Avenue, Sault Ste. Marie, Michigan, 49783, hereafter called the Bank or Employer; Mark Ouimet, of 3502 River Pines Drive, Ann Arbor, Michigan, 48103, hereafter called the Employee; and Newberry Bancorp, Inc., pursuant to the terms of paragraph 3(c) below, hereafter called Newberry.

     WHEREAS, The Bank shall engage in any lawful business of which Michigan banking corporations are authorized to do in the State of Michigan; and

     WHEREAS, Employee desires to be employed by the Bank and the Bank desires to employ Employee on the following terms.

     NOW, THEREFORE, it is mutually agreed as follows:

2. EMPLOYMENT DUTIES

     The Bank hereby employs Employee, and Employee hereby accepts employment by the Bank as President and Chief Executive Officer of University Bank. Employee shall also be appointed to both the Bank's Board of Directors and the Board of Directors of Newberry and shall serve as Chairman of the Bank. Employee shall be in charge of all offices of the Bank whereever located, but shall principally oversee the operation of the Ann Arbor office. Employee shall report directly to the Board of Directors of University Bank. Employee shall attend all monthly Board of Director meetings of University Bank as well as all special meetings of the Board of Directors, unless absent on vacation or sick leave. Employee shall perform such duties in connection herewith as may be fixed by the Board of Directors from time to time consistent with those customarily performed by Chief Executive Officers of financial institutions.
In addition, during his employment with the Bank, Employee shall continually serve as a member of the Board of Directors of the Bank and Newberry.

     Employee shall have authority to make loans without approval of the Board of Directors of the Bank up to $100,000.00 in accordance with generally accepted banking practices. The board of directors of the Bank shall approve all other loans in excess of $100,000.00 and up to the current limit of $500,000.00.

3. COMPENSATION

     (a) Base Salary. As compensation for the services to be rendered by Employee, the Bank shall pay him an annual salary of $127,000 as of the Start Date (see paragraph 13) plus an annual increase at a minimum of 5%, payable in equal bi-monthly installments minus applicable deductions and government charges, starting on the day of Employee's commencement of employment by the Bank. In addition, Employee shall be entitled to customary fees for service as a member of the Bank's Board.

     (b) Bonus Salary. In addition to the base salary described above, Employee shall receive bonuses tied to the performance of the Bank's office(s) located in the Lower Peninsula of Michigan. The bonus shall be paid when the following financial milestones are acheived (as of the end of any calendar quarter):



                                  On-Balance
Bonus         Deposits            Sheet Loans                       Incentive
- - -----         -----------         -----------                       ---------
#1            $ 5,000,000         $      0                          $ 30,000
#2            $10,000,000         $ 5,000,000                       $ 60,000
#3            $15,000,000         $ 8,000,000                       $ 75,000
#4            $20,000,000         $11,000,000                       $ 90,000
#5            $25,000,000         $14,000,000                       $100,000
#6            $30,000,000         $18,000,000                       $110,000
#7            $35,000,000         $22,000,000                       $135,000
#8            $40,000,000         $26,000,000                       $150,000



The total cumulative amount of bonus available being $750,000.


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     Deposits are defined as all deposits of the Bank originated through any
Bank office located in the Lower Peninsula of Michigan. On-balance sheet loans include any loans originated through any retail Bank office located in the Lower Peninsula of Michigan and held for investment by the Bank, plus an amount equal to the cumulative amount of 10% of any loans originated for sale to investors or correspondents from any retail Bank office or Bank employed originator reporting to the Bank's retail mortgage department located in the Lower Peninsula of Michigan (Secondary Market Mortgages), plus an amount equal to the Bank's retained percentage of any loans originated through any retail bank office located in the Lower Peninsula and in which a participation is sold. It is understood that existing or future correspondents and net branches of the wholesale mortgage division of the Bank shall be excluded from this sum of Secondary Market Mortgage originations so long as the Sault Ste. Marie office of the Bank is responsible for supervision of quality control and accounting for Secondary Market Mortgages. However, correspondents, originators and net branches established in the future through the efforts of the Bank's retail mortgage department based in Ann Arbor, which shall report directly to the Employee or to a subordinate of the Employee, shall be added to the sum of Secondary Market Mortgages, regardless.

     (c) Stock Options. As further compensation for the services to be rendered by Employee, Newberry shall provide to Employee a qualified stock option to buy 60,000 shares of common stock of Newberry at a price of $4.50 per share within five years of the date of commencement of employment. Such stock options will vest at a rate of 20% per year during the term of this Agreement. Employee shall also be granted a qualified stock option to buy 120,000 shares of Newberry common stock at a price of $4.50 per share prior to December 31, 1997. If Employee requests, Newberry shall either lend Employee the funds to exercise the stock options described in this paragraph, or arrange for a loan to Employee to allow Employee to exercise these options at an interest rate equal to the Wall Street Journal posted Prime Rate for commercial loans with a term of not less than three years and an amortization schedule of not less than 15 years. At the option of Employee, interest on any such loan shall accumulate and be payable not prior to December 31, 2000.
     Employee shall also participate in the Newberry Bancorp, Inc. Employee Stock Option Plan and shall have the opportunity to purchase additional shares with any other offer to employees, existing shareholders or prospective shareholders.

     (d) Current employee benefits to be paid by Employer in lieu of payment by previous employer:

           1) Employee Stock Ownership Program (Great Lakes Bancorp payout), $15,000;

           2) Bonus for 1995, $35,000;

           3) The grant of shares of common stock of Newberry equal in value to 900 shares of TCF Bancorp stock as of December 31, 1995, pursuant to the agreement between TCF Bank and Employee, valuing both Newberry and TCF Bancorp at the average of the closing bid and offer as of that date.

     (e) Disability Insurance. Employer shall pay all premiums for Employee's disability insurance under a policy in form and substance satisfactory to Employee and Bank with a waiting period of not more than 90 days and a disability payment of not less than 66% of Employee's then base salary.

     (f) Life Insurance. Bank shall provide Employee with the standard life insurance benefits available to other Bank officers.

4. TERM OF AGREEMENT

     The term of this employment shall be through December 31, 2000 beginning from the date of this agreement. This agreement may be renewed, modified or changed only upon a new signed written agreement from both parties to this employment contract.

     Cause for termination. Employee's employment under this agreement shall continue until the occurrence of any of the following:

     (a) Employee's death. Any remaining accrued salary or bonus shall be paid to Employee's estate.

     (b) Employee's physical or mental disability for a period of 90 days in any twelve (12) month period.

     (c) The parties hereto agree that it would be in their mutual interest to terminate employment under this agreement.


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     (d) Employee's gross or reckless disregard for duties and, or responsibilities to the Bank.

     (e) Conviction of a felony.

     (f) If the Bank's Ann Arbor division does not reach $12,000,000 in deposits and $8,000,000 of on-balance sheet loans (as adjusted and defined in paragraph 3(b)) by December 31, 1997, the Board of Directors shall have the right to terminate the Employment Agreement upon payment of twelve months base salary to the Employee, in which case of the Employee's vested Stock Options (see paragraph 3(c)) shall continue to be exerciseable until their respective expiration dates.

     If termination or a reduction of responsibilities occurs for any other than the above reasons, Employee shall be immediately entitled to the full amount of base salary payable to the Employee during the remaining term of this agreement together with all bonus salary otherwise payable to the Employee if the termination or reduction of responsibilities had not occurred, and all shares of restricted stock as provided in paragraph 3(d)(3) above shall immediately be deemed unrestricted. In addition, the Employee's stock options, pursuant to paragraph 3(c) shall be immediately fully vested.

     If the stockholders' equity of Newberry falls below 3% of total consolidated assets, the amount of all future salary, stock and bonuses payable to the Employee will be immediately placed in an escrow account with an escrow agent and under such terms and conditions as are reasonably satisfactory to the Employee and Bank for the future benefit, as earned, of the Employee. Newberry shall provide the Employee with updated interim quarterly financial statements within 45 days after the end of each calendar quarter and 90 days after the end of each fiscal year and promptly provide Employee with a copy of all audited and/or reviewed financial statements. Failure by Newberry to comply with any of the foregoing provisions shall constitute a material breach by the Employer of this agreement.

     The Bank will directly pay all legal costs incurred to finalize this agreement.

5. OUTSIDE ACTIVITIES RESTRICTIONS

     During the term of this agreement, Employee shall devote his entire working time to this employment, provided, however, the Employee shall be free to continue to develop personal financial interests, and the Employee is encouraged to be actively involved in community and political activities which benefit the Bank so long as these activities are not competitive with the business of the Bank.

6. RESTRICTIVE COVENANTS

     Employee agrees that for the term hereof, and for one (1) year thereafter, he will not aid or take part in the establishment or operation of any enterprise competitive with that of the Bank and that he will not participate directly or indirectly as stockholder (except as what is currently held at employment), director, officer, partner, principal, agent, or otherwise in any business that competes with the Bank in the Ann Arbor market. This excludes and is not limited to continuing to run for political office and serving on the Board of Trustees at Northwood University. Employee acknowledges that during the course of his employment he will receive confidential information pertaining to the Bank's business and agrees not to disclose same, either during or after the termination of his employment, to any person who is not a stockholder, officer, director, or Employee of the Bank or any of the Bank's professional representatives such as attorneys or accountants. Such confidential information shall include information constituting a trade secret. Upon termination of this employment Employee shall promptly deliver to the Bank all files, lists, and other written data in his possession pertaining to the Bank's business. The parties hereto recognize that the services to be performed are special and unique hereunder and in the course thereof Employee will acquire confidential information. It is agreed that any breach of the foregoing provisions will authorize the Bank to apply to any court of competent jurisdiction to enjoin any violation, threatened or actual, of such provisions.

7. VACATION

     Employee shall be entitled to three (3) weeks paid vacation annually. Such vacation shall be taken at such time or times as may be specified by the Employee and notification at least two (2) weeks in advance to the Bank's Board of Directors. In addition, employee shall be entitled to such personal days as is customarily provided by the Bank to its other executives.

8. FRINGE BENEFITS


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     During the term of this agreement, Employee shall be entitled to the following benefits:

     (a) Automobile. An automobile will be provided by the Bank or reimbursement for lease payments and all service, maintenance, gas and insurance.

     (b) Health benefits. Employer shall purchase and maintain for the benefit of Employee and his family, medical insurance as received by other similarly situated employees of the Bank providing such coverage as may from time to time be determined by the Employer's Board of Directors and immediately effective upon termination of Employee's prior employment. If the Bank opts to change its health plan to a medical savings account plan, or similar such plan, Bank shall pay and provide for full coverage and benefits under such plan for Employee and his family as received by other similarly situated employees of the Bank.

     (c) Other benefits.

           (1) Employee shall be entitled to participate in any life insurance plans, pension plans, employee stock ownership plans (ESOP) or any other health insurance plans that the company may adopt from time to time for the benefit of its officers or other employees.

           (2) Bank shall pay annual dues and special membership assessments (if any) to a Country Club and other Civic or Professional Organizations as provided by Employee's current employer. Employee will also pay any country club equity reimbursement as may be required by Employee's previous employer, such country club membership to be the property of the Employee and shall not be refundable to Bank in the event that Employee's employment with the Bank terminates.

           (3) Conferences. Employee is entitled to participate in and the Bank will pay for at least one state and one national conference annually for his ongoing education to be paid by the Bank.

           (4) Education. The Bank will pay for continuing education for the Employee as it relates to business.

           (5) Physical. The Bank will pay for an annual physical for the Employee.

           (6) Business Related Expenses. The Bank will pay for business related community expenses. The Bank will also pay matching charitable contributions made by the Employee that are deemed appropriate by the Bank's Board of Directors.

           (7) The Bank shall pay all dental costs incurred for the Employee through December 31, 1995.

9. GUARANTEE

     Newberry hereby unconditionally guarantees the Bank's performance and payment obligations under this Agreement; this guarantee being a continuing irrevocable guarantee of payment and not collection.

10. ASSIGNMENT

     The rights and obligations of the Bank under this agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Employer. This agreement shall not be assignable by Employee.

11. ENTIRE AGREEMENT

     This agreement and any employee manual of the Bank embodies the entire agreement between the parties and may not be changed or terminated orally. No change, termination, or attempted waiver of any of the provisions hereof shall be binding unless contained within this document of employment.

12. ARBITRATION

     Any controversy or claim arising out of or related to this Agreement shall be resolved by binding arbitration in Ann Arbor or Detroit, Michigan, at the Bank's option, in accordance with the

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Commercial Arbitration Rules of the American Arbitration Association.
Judgment upon any award may be entered in any court having jurisdiction thereof. The prevailing party shall be entitled to recover reasonable attorney's fees and other costs incurred in any arbitration proceeding. Notwithstanding the provisions of this paragraph, the Bank shall have the right to apply to any court of competent jurisdiction to enjoin any violation, threatened or actual, of this Agreement by Employee pending the final resolution of the Arbitration procedure of this paragraph.

13.  START DATE

     The Start Date of this Agreement shall be the first date when Employee begins full time activities on behalf of the Employer, and in any event not later than January 1, 1996. If the Start Date is January 1, 1996, the compensation to be paid Employee under paragraph 3(d)(1) and 3(d)(2) in lieu of payment by previous employer (viz., $15,000 and $35,000) shall not be paid by Employer to Employee.


14.  NOTICES

     Any notice required to be given under this agreement shall be deemed sufficiently given if sent by regular mail to the party to be notified at the address set forth above or to such other address or addresses as either party may hereafter designate by notice given in the same manner.

15.  WAIVER OF BREACH

     In the event that any breach of this agreement by Employee is waived by Employer, such waiver shall not constitute a waiver of any subsequent breach by Employee. No waiver shall be valid unless in writing and signed by an authorized officer of Employer.

16.  SEVERABILITY

     If one or more of the provisions of this agreement should be found invalid or otherwise unenforceable, the validity, effectiveness and enforceability of any and all other provisions hereof shall not be affected.

17.  ENTIRE AGREEMENT

     This Agreement constitutes the entire agreement and understanding between the Bank and Employee and supersedes any prior agreement and understanding relating to the subject matter of this Agreement. This Agreement may be modified or amended only by a written instrument executed by Bank and Employee each acting through its duly authorized agent.

18.  LAW GOVERNING AGREEMENT

     This Agreement shall be construed in accordance with and governed by the laws of the state of Michigan.

19.  CAPTIONS

     The captions in this Agreement are for convenience only and shall not be considered a part hereof or affect the construction or interpretation of any provisions of this Agreement.


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20. SIGNATURE, DATE, SEAL, ACKNOWLEDGMENTS

     IN WITNESS WHEREOF, THE parties have executed this agreement the day and year first above mentioned.


                                              BANK:
Witness:                                             University Bank

- - -------------------                           By:
                                                 ----------------------
                                                 Stephen Lange Ranzini,
                                                           President

                                                           EMPLOYEE:
Witness:

- - -------------------                           By:
Witness:                                         ----------------------
                                                 Mark Ouimet

                                              NEWBERRY:
Witness:                                        Newberry Bancorp, Inc.

- - -------------------                           By:
Witness:                                         ----------------------
                                                 Stephen Lange Ranzini,
                                                 President


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FROM THE DESK OF...                                       STEPHEN LANGE RANZINI



TO:         Mark Ouimet

RE:         Employment Agreement

DATE:       9/27/95



With few exceptions, I have agreed to several changes your attorney suggested. Also, Peggy Lamb brought to my attention the fact that there is an officer life insurance policy standard equal to two times annual salary which is Bank paid. This has been added. The exceptions are:


The final year of a five year contract is December 31, 2000 not 2001.

The extra payment in lieu of the medical insurance if it isn't taken, is still left out. Why should we pay you extra cash if you opt not to use a standard benefit?

3(d)(3): The amount of TCF stock you would be giving up is 900 shares (the 1995 installment), replaced by the grant of Newberry common stock. The rest of the shares were replaced in our earlier discussion by lowering the option price to $4.50 from $5.00 on the 180,000 shares and the time value of money on both the 60,000 five year option and the 120,000 two year (plus) option.

The arbitration clause is missing in your draft.  This is very important to me.

With respect to defining my own role in the company, perhaps I will need to get an employment agreement of my own (a lot of work). The following are the areas of my current responsibility which it seems to me make sense for me to continue:

Foreign exchange manager
Investment portfolio manager
Special projects manager (including electronic banking and internet) Secondary Market division manager (this would include the supervision of the managers of the Sault and Houghton offices of the Bank and correspondent lender relationships)
Member of the Bank's loan committee and the Bank's Director's loan review sub-committee, specific loan work-out assignments

The policies and procedures which govern these areas are well defined in the case of foreign exchange activities and the loan committee. With some modifications, the existing investment portfolio policy could be used. Secondary market and special projects could be written into an agreement.

Until the time that I became President of the Bank, I was paid by the holding company through a management contract. Perhaps I could modify this for use as an employment contract. Of course, in addition to this, there are the BIDCO responsibilities that I have. As currently structured, I estimate that the time I spend weekly on a routine basis on these items are:


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Forex: 2 hours
Investments/BIDCO: 20 hours (reading alone could be a lot more, when I'm busy this gets pared down to 5 hours)
Loan committee/work-out: 5 hours (now 2 hours)
Secondary markets: 10 hours (excludes new account setup/marketing which is dependent upon the staff's ability to handle additional business) Special projects: How many hours a week are left over to work? 20-40 hours!?



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